Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 153 to the Registration Statement on Form N-1A of Fidelity Summer Street Trust: Fidelity New Markets Income Fund and Fidelity High Income Fund of our reports dated February 15, 2018 and June 14, 2018, respectively; relating to the financial statements and financial highlights included in the December 31, 2017 and April 30, 2018, respectively, Annual Reports to Shareholders of the above referenced funds which are also incorporated by reference into the Registration Statement.

We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP Boston, Massachusetts September 21, 2018